Exhibit 5 and 23a

Law Office
of
Randall V. Brumbaugh

June 8, 2010

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Turnpoint Global, Inc.

Dear Sir or Madam:

I have acted as special counsel for Turnpoint Global, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement"), to be filed on or about June 9, 2010, with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering a minimum of 500,000 and a maximum of  1,500,000 shares of the Company's common stock (the "Common Stock"). Such shares are to be issued under the Registration Statement, and the related Prospectus to be filed with the Commission.  The details of the offering are described in the Registration Statement on Form S-1, and any amendments to be made thereto.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

The instruments, document and records I have examined include, among other items, the following: (1) The registration Statement; (2) The Articles of Incorporation of the Company, as amended to date; (3) The Bylaws of the Company, as amended to date; and (4) The Subscription Agreement. We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware (based solely upon our review of a standard compilation thereof); and (b) the federal laws of the United States.

In addition to such examination, I have obtained and relied upon, with your consent, such other certificates and assurances from public officials as I consider necessary for the purposes of this opinion.  I have relied upon representations by the officers of the

Company with respect to certain factual matters bearing on the opinion expressed herein.  I have not independently investigated any of such factual matters.

SEC/Turnpoint
6/8/10
Page Two

Based on my examination and the applicable laws and judicial interpretations of the State of Delaware, I am of the opinion that the common stock to be sold by the Company are duly authorized Shares of common stock, which will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented.  In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/Signed/ R.V. Brumbaugh

Randall V. Brumbaugh

417 W. Foothill Blvd, Suite B-175, Glendora, CA 91741
Voice and Fax       (626) 335-7750